Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement (Form S-8) pertaining to the registration of 150,000,000 shares of Common Stock of Bank of America Corporation filed with the Securities and Exchange Commission, pertaining to The Bank of America 401(k) Plan, and the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan of (i) our report dated June 22, 2016, with respect to the financial statements and supplemental schedule of The Bank of America 401(k) Plan included in its Annual Report (Form 11-K) for the fiscal year ended December 31, 2015, and (ii) our report dated June 22, 2016, with respect to the financial statements and supplemental schedule of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan included in its Annual Report (Form 11-K) for the fiscal year ended December 31, 2015.

/s/ Morris Davis Chan & Tan LLP

Charlotte, North Carolina

July 1, 2016